Exhibit 99.04

                                   ESCROW AGREEMENT


               THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into as of the ____ day of September, 1986, between Thomas J. Goulet, an individual ("Goulet") and M&I Ventures Corporation, a Wisconsin corporation ("M&I") (collectively "Seller" or "Sellers") and Illinois Water Treatment, Inc., ("Buyer"), and Firstar Trust Company of Milwaukee, Wisconsin ("Escrow Agent").

               WHEREAS, Sellers and Buyer have entered into a Stock Purchase Agreement ("Stock Purchase Agreement") relating to the purchase of all of the outstanding capital stock of Kisco Water Treatment Company, a Missouri corporation (the "Company"), a copy of which is attached hereto as Exhibit A and is by this reference made a part hereof; and

               WHEREAS, the Stock Purchase Agreement provides in Section 7.4(b) that a portion of the purchase price in the form of common stock of United States Filter Corporation ("USF Shares") be deposited into escrow on the date hereof for the purpose of distributing to Buyer any Post-Closing Purchase Price Adjustment pursuant to Section 2.4 and securing the Sellers' obligation to indemnify Buyer pursuant to the provisions of Article VII of the Stock Purchase Agreement; and

               WHEREAS, USF, Goulet and M&I have entered into an Option, Transfer and Registration Agreement (the "Transfer Agreement"), a copy of which is attached as Exhibit B and is by this reference made a part hereof, under the terms of which all or a portion of the USF Shares to be held on deposit hereunder may be converted to cash by exercise of the Put Right or Call Offer thereunder.

               WHEREAS, Seller and Buyer have requested that Escrow Agent act as "Escrow Agent" pursuant to Section 7.4(b) of, and in accordance with the terms and conditions of, the Stock Purchase Agreement, and Escrow Agent has consented and agreed to do so, on the terms and conditions described below.

               NOW, THEREFORE, for and in consideration of the premises, covenants and agreements hereinafter made, the receipt and sufficiency of which is hereby acknowledged, Sellers, Buyer and Escrow Agent covenant and agree as follows:

               1. ESCROW DEPOSIT. Seller hereby deposits with Escrow Agent, and Escrow Agent hereby acknowledges receipt of 15,686 shares of USF common stock. In the event such stock is converted to cash pursuant to the Transfer Agreement, Escrow Agent hereby agrees to deposit such amount into an interest bearing account with a bank, savings and loan institution or other depository reasonably satisfactory to Seller, Buyer and Escrow Agent (the


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          "Depository"), or to invest in interest bearing obligations of the United States or agencies maturing in not more than ninety
          (90) days, with the income thereon to accrue for the account of Sellers. Subject to the provisions of paragraph 2 of this Agreement, such stock or cash shall be held for a period of six
          (6) months from the date hereof (the "Escrow Period").

               2.   DISBURSEMENT OF ESCROW.

                    (a) Any USF Shares or cash from sale proceeds required to be distributed to Buyer as a Post-Closing Purchase Price Adjustment pursuant to Section 2.4 shall be disbursed to Buyer upon Escrow Agent's receipt of written notice from Sellers and Buyer confirming the amount of such distribution.

                    (b) The Escrow Agent shall disburse from the principal of the escrow account any amounts which become payable to Buyer by way of indemnification pursuant to Article VII of the Stock Purchase Agreement.

                    (c) The Escrow Agent is authorized to disburse escrow assets only as directed jointly by Buyer and Sellers; provided, however, that if Buyer and Sellers disagree as to the amount properly payable from this escrow, such disagreement shall be resolved pursuant to the procedure outlined in Section 7.9 of the Stock Purchase Agreement.

               3. PURPOSE OF ESCROW. Seller and Buyer mutually acknowledge that the sole purpose of this Agreement is to hold shares of USF Shares or cash in escrow pursuant to the Stock Purchase Agreement and that their respective rights thereto shall be determined by that Agreement.

               4. ESCROW AGENT FEE. The fee of the Escrow Agent for its services hereunder shall be its reasonable, usual and customary charges and shall be paid by Buyer.

               5. LIMITATION OF ESCROW AGENT'S LIABILITY. Escrow Agent shall not be liable to Sellers or to Buyer or any of them for any losses, costs, claims, damages, liabilities or expenses which they may suffer or incur by reason of any one or more of the following:

                    (a)  the failure of the Depository; or

                    (b) any action taken or omitted to be taken in accordance with the terms hereof; or

                    (c) any action taken or omitted to be taken in reliance upon any document, including any written notice of authorization to disburse as provided for hereinabove, all of which writings Escrow

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                         Agent can rely upon as to due execution, validity,
                         effectiveness, and also as to truth and accuracy of the information contained therein. Escrow Agent's liability hereunder shall be limited to any actions taken or omitted to be taken which are found by a court of law to be willful misconduct or gross negligence.

               6.   INDEMNIFICATION.    Except for acts or omissions of the
          Escrow Agent which are found by a court of law to be a breach of this Agreement, or to be in the nature of gross negligence or willful misconduct, Sellers and Buyer hereby jointly and severally indemnify and hold harmless Escrow Agent from and against any and all losses, claims, damages, liabilities, costs or expenses, including, without limitation, attorneys' fees and all trial and/or appellate court costs, which arise out of or are connected with this Agreement, the appointment of Escrow Agent hereunder, or any actions or omissions of Escrow Agent in the performance of its responsibilities hereunder, including, without limitation, any litigation arising out of or involving the subject matter of this Agreement.

               7. GENERAL. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and shall be governed by and construed in accordance with the laws of the State of Wisconsin. Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or have any responsibility or incur any liability with respect to the Stock Purchase Agreement between Sellers and Buyer. No modification, amendment or waiver of the terms hereof shall be valid or effective unless in writing and signed by all of the parties hereto. This Agreement may be executed in multiple counterpart originals, each of which shall be deemed to be and shall constitute an original.

               8. NOTICES. Any notices sent by any of the parties to any other of the parties hereto shall be sent by prepaid certified mail, return receipt requested, to the addresses set forth below, shall include a copy to the party who is not the addressee of such notice, and shall be deemed received on the third (3rd) business day after mailing:

               (a)  If to Sellers, to:

                 Thomas J. Goulet      and   M&I Ventures Corporation
                 765 West Jonathan Lane      Attention:  William G. Krugler
                 Milwaukee, WI  53217        770 North Water Street
                                             Milwaukee, WI  53202





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                    with a copy to:

                    Robert J. Loots
                    von Briesen, Purtell & Roper, s.c.
                    400 East Wisconsin Avenue
                    Milwaukee, WI  53202

               (b)  If to Buyer, to:

                    Illinois Water Treatment, Inc.
                    c/o United States Filter Corporation
                    40-004 Cook Street
                    Palm Desert, CA  92211
                    Attention:  Chief Executive Officer

                    with a copy to:

                    the General Counsel of Buyer at the above address and telecopy number

               (c)  If to Escrow Agent, to:

                    Firstar Trust Company
                    615 East Michigan Street, 4th Floor
                    Milwaukee, WI  53202
                    Attention:  William Caruso

               9. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

               10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.



















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               IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

                                   Sellers:


                                        /s/ Thomas J. Goulet
                                        ----------------------------------
                                        Thomas J. Goulet

                                        M&I Ventures Corporation

                                        /s/ William G. Krugler
                                        ----------------------------------
                                        Title: Vice President

                                   Buyer:

                                        Illinois Water Treatment, Inc.

                                        By:  /s/ Michael E. Hulme, Jr.
                                             -----------------------------
                                        Title: Vice President

                                   Escrow Agent:

                                        Firstar Trust Company

                                        By:  /s/ William Caruso
                                             ----------------------------
                                        Title: Assistant Vice President


                                        Attest: /s/ D. J. Mayer
                                               --------------------------
                                        Title: Assistant Secretary
















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